Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached to this agreement in accordance with Section 12.2 hereof, this “Agreement”) is made and entered into as of January 9, 2024 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (v) of this preamble, a “Party,” and, collectively, the “Parties”):

(i)	SVB Financial Group (the “Debtor”);

(ii)

the holders (or beneficial owners), or investment advisors, sub-advisors, or managers of funds or accounts in their capacities as holders (or beneficial owners), of Claims (as defined herein) that are members of the Ad Hoc Group of Senior Noteholders (as defined in the Verified Statement of Davis Polk & Wardwell LLP Pursuant to Federal Rule of Bankruptcy Procedure 2019 [D.I. 149]) that have executed and delivered counterpart signature pages to this Agreement or a Joinder, in each case, to counsel to (i) the Debtor and (ii) the Official Committee (as defined herein) (such undersigned parties, the “Supporting Ad Hoc Group of Senior Noteholder Members ”);

(iii)

the Official Committee, solely in its representative capacity, and for the avoidance of doubt, the Parties acknowledge that each individual member of the Official Committee is not a Party by reason of its membership or participation on the Official Committee and expressly reserves all rights and remedies with respect to its claims or the applicable indentures, as applicable, without limitation hereby; and

(iv)

other holders (or beneficial owners), or investment advisors, sub-advisors, or managers of funds or accounts in their capacities as holders (or beneficial owners), of Claims who become party hereto from time to time pursuant to a Joinder (which may be executed by counsel to such holders on their behalf) (together with the Supporting Ad Hoc Group of Senior Noteholder Members, the “Supporting Creditors,”[1] and with the Official Committee, the “Supporting Parties”).

RECITALS

WHEREAS, on March 17, 2023 (the “Petition Date”), the Debtor commenced a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) administered under the caption In re SVB Financial Group, Case No. 23-10367 (MG) (Bankr. S.D.N.Y. Mar. 17, 2023) (the “Chapter 11 Case”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Parties and the Debtor have engaged in good faith, arm’s-length negotiations regarding the terms of a Plan (as defined herein) to be proposed by the Debtor, which Plan shall contain the terms and conditions set forth in and be consistent in all respects with the term sheet attached as Exhibit A hereto (such term sheet, as may be amended pursuant to this Agreement, including all exhibits thereto, the “Restructuring Term Sheet,” and such transactions on the terms and conditions described in this Agreement and the Restructuring Term Sheet, the “Restructuring Transactions”);

WHEREAS, the Parties desire to express to each other their mutual support and commitment with respect to the Plan and the Restructuring Transactions in order to facilitate the consensual emergence of the estate of the Debtor from chapter 11; and

[1]

For the avoidance of doubt, any Affiliates or related parties of any Supporting Party shall not be deemed to be Supporting Creditors themselves, unless such Affiliate or related party has itself signed this Agreement. The Parties acknowledge and agree that all representations, warranties, covenants, and other agreements made by any Supporting Creditor that is a separately managed account of or advised by an investment manager are being made only with respect to the Claims held by such separately managed or advised account (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by other accounts that are managed or advised by such investment manager. The Parties further acknowledge and agree that all representations, warranties, covenants, and other agreements made by any Supporting Creditor that is an investment advisor, sub-advisor, or manager of managed accounts are being made solely in such Supporting Creditor’s capacity as an investment advisor, sub-advisor, or manager to the beneficial owners of the Claims specified on the applicable signature pages hereto (in the amount identified on such signature pages) and shall not apply to (or be deemed to be made in relation to) such investment advisor, sub-advisor, or manager in any other capacity, including in its capacity as an investment advisor, sub-advisor, or manager of other managed accounts. Notwithstanding the foregoing, and in accordance with Sections 7.8 and 12.19 hereof, each Supporting Creditor (in the capacity in which it signs in accordance with this footnote) shall be bound to this Agreement on account of all Claims set forth on its signature page hereto.

WHEREAS, the Parties have agreed to take certain actions in support of the Plan and the Restructuring Transactions on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

1. Definitions and Interpretation.

1.1. Definitions. The following terms shall have the following definitions:

“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all exhibits, annexes, and schedules attached to this Agreement in accordance with Section 12.2 hereof.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 hereof have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement; provided that the Agreement Effective Date with respect to any Supporting Party that becomes party to this Agreement through execution of a Joinder shall be the date that such Supporting Party executes such Joinder.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement (in each case whether oral or written) with respect to (a) a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, restart, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, debt incurrence (including, without limitation, any debtor-in-possession financing or exit financing) or similar transaction involving the Debtor or the debt, equity, or other interests in the Debtor that in each case is not expressly contemplated by this Agreement or (b) any other transaction involving the Debtor that is an alternative to or inconsistent in any respect with one or more of the Restructuring Transactions.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, causes of action, or remedies that may be brought by or on behalf of the Debtor, its estate, or other parties in interest under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) or other applicable sections of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under title 28 of the United States Code, 28 U.S.C. § 2075, and the general, local, and chambers rules of the Bankruptcy Court, as may be amended from time to time.

“Chapter 11 Case” has the meaning set forth in the recitals to this Agreement.

“Claim” means, with respect to the Debtor, the meaning ascribed to it in section 101(5) of the Bankruptcy Code. Solely for purposes of this Agreement, “Claims” shall include claims and interests in respect of the Preferred Equity of the Debtor.

“Debtor” has the meaning set forth in the preamble to this Agreement.

“Debtor Related Party” means each of, and in each case in its capacity as such, the Debtor’s current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

“Debtor Related Party Claims” means all claims and Causes of Action of the Debtor against a Debtor Related Party.

“Definitive Documents” means all of the definitive documents, instruments, deeds, notifications, agreements and filings related to the documentation, implementation and consummation of the Restructuring Transactions, including those set forth in Section 3 hereof and in each case as approved by the applicable Parties in accordance with Section 3 hereof.

“Disclosure Statement” means the disclosure statement with respect to the Plan and any exhibits and schedules thereto.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDIC Claims” means all claims and Causes of Action of the Debtor against the FDIC, FDIC-R1, FDIC-R2 and/or FDIC-C, including but not limited to (a) claims asserted in each of the proofs of claim filed with FDIC-R1 and FDIC-R2, (b) claims asserted in the payment demand letter to the FDIC-C dated June 26, 2023, (c) claims asserted in the complaint filed in that certain adversary proceeding commenced as case number 23-01137 before the Bankruptcy Court and subsequently pending before the United States District Court for the Southern District of New York as case number 23-cv-7218 and (d) claims asserted in the complaint filed by the Debtor against the FDIC-C in the United States District Court for the Northern District of California on or about December 19, 2023, under case number 23-cv-6543, in each case including claims for interest, penalties, fees, and expenses.

“Individual Supporting Creditor Termination Event” means (a) the execution or filing of any Definitive Document in which any of the following terms is not acceptable to the terminating Supporting Creditor: (i) the tax structuring of the Restructuring and each Restructuring Transaction, including, without limitation in respect of the formation of, capitalization of, and distribution of assets between NewCo and the Liquidating Trust; (ii) terms of NewCo Debt; (iii) terms of a NewCo Transaction; (iv) amount and terms of the GUC Cash-Out; (v) corporate governance for NewCo and the Liquidating Trust; and (vi) the valuation of NewCo Common Stock, as reflected in the liquidation preference of the Class A Trust Units or (b) this Agreement (including the Restructuring Term Sheet as of the date hereof) is amended, restated or otherwise modified in a manner that negatively affects the economic recovery of an individual Supporting Ad Hoc Group of Senior Noteholder Member including, but not limited, to (i) provide that the principal amount of the NewCo Debt shall be established in a manner inconsistent with the Restructuring Term Sheet as of the date hereof; (ii) provide that the distribution preference of the Class A Trust Units shall be established in a manner inconsistent with the Restructuring Term Sheet as of the date hereof; (iii) amend the rate of accretion with respect to the Class A Trust Units; or (iv) reduce the percentage of NewCo Common Stock distributed ratably to all holders of General Unsecured Claims, unless, in the case of each of (a) and (b), that such Definitive Document or amendment is acceptable to holders of 90% in amount of Senior Notes held by all Supporting Creditors that are members of the Ad Hoc Group of Senior Noteholders at such time.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C.

“Material Contracts” means contracts, agreements, documents, deeds, filings, notifications, letters, or instruments to sell, dispose of, or otherwise dispense with any material assets, incur any indebtedness for borrowed money, adopt any new key employee incentive plan, key employee retention plan, or similar arrangement or any new or amended agreement regarding executive compensation, or conduct any transaction (including, for the avoidance of doubt, any transaction in respect of MoffettNathanson and SVB Capital) outside of the ordinary course of business (regardless of whether the Debtor has received the Bankruptcy Court’s authorization to conduct such transaction).

“Milestones” has the meaning set forth in Section 4.1 hereof.

“New Governance Documents” means all documents, agreements, and disclosures concerning, or relating to the formation, capitalization, administration or governance of, or to the contribution or distribution of assets to, NewCo, the Liquidating Trust, any of their respective subsidiaries, or the wind down of the Debtor’s estate, which may include any form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, shareholders’ agreement, trust agreement, and such other applicable formation, capitalization, contribution, organizational, administrative, and governance documents (if any) of NewCo or the Liquidating Trust, the material terms of which shall be included in the Plan Supplement. For the avoidance of doubt, New Governance Documents shall include all documents, agreements, and disclosures concerning, or relating to, the allocation or scope of Retained Debtor Assets and Contributed Assets.

“NewCo” means the newly-formed Delaware corporation (or other business form agreed by the Debtor, Creditors’ Committee, and Required Ad Hoc Senior Noteholder Parties) resulting from the Debtor’s “F reorganization” which shall own 100% of the equity interests in the Debtor.

“Official Committee” means the statutory committee of unsecured creditors appointed pursuant to section 1102 of the Bankruptcy Code by the office of the United States Trustee in this Chapter 11 Case on March 28, 2023, as may be reconstituted from time to time, solely in such capacity.

“Outside Date” means May 31, 2024 or such later date as is contemplated by a Plan that satisfies the requirements of Section 3.2 and is the subject of a Confirmation Order that has been entered and become final and non-appealable.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental authority.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Plan” means the plan of reorganization, including any exhibits and schedules thereto, to be filed by the Debtor under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions, as may be amended, supplemented, or otherwise modified in accordance with the terms set forth herein.

“Plan Effective Date” means the first Business Day after (a) the Confirmation Order has been entered by the Bankruptcy Court, (b) all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms of this Agreement and the Plan, as the case may be, (c) the transactions to occur on the Plan Effective Date pursuant to the Plan become effective or are consummated, and (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan occurs.

“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan that may be filed by the Debtor with the Bankruptcy Court, including, without limitation, the New Governance Documents, NewCo Debt Documents, and Restructuring Steps Memorandum.

“Professional Fee Reimbursement Motion” means a motion filed by the Debtor seeking entry of a Professional Fee Reimbursement Order.

“Professional Fee Reimbursement Order” means an order of the Bankruptcy Court (in form and substance acceptable to the Required Ad Hoc Senior Noteholder Parties and the Official Committee) that is not stayed, under Bankruptcy Rule 6004(h) or otherwise, and that authorizes the Debtor to pay reasonable Professional Fees and Expenses, Senior Note Trustee Expenses and Subordinated Note Trustee Expenses, which shall include, for the avoidance of doubt, the authority to pay such fees and expenses on both an accrued and ongoing basis without further order of the Bankruptcy Court; provided, that the Senior Noteholder Professionals, the Senior Note Trustee and the Subordinated Note Trustee shall submit copies of invoices for such fees and expenses to counsel to the Debtor and counsel to the Official Committee.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims (or enter with customers into long and short positions in Claims), in its capacity as a dealer or market maker in Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Restructuring Steps Memorandum” means a document, to be included in the Plan Supplement, which shall be in form and substance acceptable to the Debtor, the Required Ad Hoc Senior Noteholder Parties, and the Official Committee, that sets forth the material components of the Restructuring Transactions and a description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan, including the reorganization of the Debtor and the formation of NewCo and the Liquidating Trust.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Securities Rules” means Rule 501(a)(1), (2), (3), and (7) of Regulation D under the Securities Act.

“Solicitation Commencement Date” means the date by which the Debtor shall have commenced solicitation of votes to accept or reject the Plan.

“Solicitation Materials” means all solicitation materials in respect of the Plan.

“Specified Claims” means, collectively, the Debtor Related Party Claims and the FDIC Claims.

“Supporting Ad Hoc Group of Senior Noteholder Members” has the meaning set forth in the preamble to this Agreement.

“Supporting Creditors” has the meaning set forth in the preamble to this Agreement.

“Supporting Parties” has the meaning set forth in the preamble to this Agreement.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 10.1, 10.2, 10.3, and 10.4 hereof.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions); provided that any pledge in favor of (a) a bank or broker dealer at which a Supporting Creditor maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally, or (b) any lender, agent, or trustee to secure obligations generally under debt issued by the applicable fund or account, in each case, shall not be deemed a “Transfer” for any purposes hereunder so long as such pledge does not result in the inability of the applicable Supporting Creditor granting such pledge to vote its Claims to accept the Plan.

“Transfer Agreement” means an executed transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached to this Agreement as Exhibit B.

“United States Trustee” means the Office of the United States Trustee for the Southern District of New York.

1.2. Capitalized terms used but not defined herein shall have the meanings given to them in the Restructuring Term Sheet.

1.3. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e) unless otherwise specified in this Agreement, the provisions of rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

(f) unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;

(g) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(h) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(i) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(j) the use of “include” or “including” is without limitation, whether stated or not;

(k) all references to “$” and “dollars” will be deemed to refer to United States currency unless otherwise specifically provided;

(l) the word “or” shall not be exclusive;

(m) the phrase “counsel to the Debtor” refers in this Agreement to counsel specified in Section 12.10;

(n) the phrase “counsel to the Ad Hoc Group of Senior Noteholders” refers in this Agreement to counsel specified in Section 12.10; and

(o) the phrase “counsel to the Official Committee” refers in this Agreement to counsel specified in Section 12.10.

2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties on the Agreement Effective Date, which is the time and date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) the Debtor shall have executed and delivered counterpart signature pages of this Agreement to counsel to (i) the Ad Hoc Group of Senior Noteholders and (ii) the Official Committee;

(b) the following shall have executed and delivered counterpart signature pages of this Agreement:

(i) holders of more than 45.7% of the aggregate outstanding principal amount of the Senior Notes; and

(ii) the Official Committee; and

(c) counsel to the Debtor shall have given notice to counsel to (i) the Ad Hoc Group of Senior Noteholders and (ii) the Official Committee in the manner set forth in Section 12.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

3. Definitive Documents.

3.1. The Definitive Documents implementing the Restructuring Transactions shall include the following (in each case, and any order, or amendment or modification of any order, entered by the Bankruptcy Court related to the below items):

(a) the Plan (including, for the avoidance of doubt, all exhibits and schedules attached thereto), including any “Definitive Documents” as defined therein and not explicitly so defined herein;

(b) the Disclosure Statement;

(c) the Plan Supplement;

(d) the Solicitation Materials and all ballots, solicitation procedures and other documents and instruments related thereto;

(e) the Disclosure Statement Order and the order of the Bankruptcy Court approving the Solicitation Materials;

(f) the Confirmation Order and any pleadings in support of entry thereof;

(g) the New Governance Documents;

(h) the NewCo Debt Documents;

(i) Material Contracts;

(j) any agreements, documents, motions, pleadings, briefs, applications, orders, and other filings with the Bankruptcy Court prior to the Plan Effective Date related to the Restructuring Transactions, NewCo, the Liquidating Trust, or any of their subsidiaries;

(k) any other material agreements, documents, motions, pleadings, briefs, applications, orders, and other filings with the Bankruptcy Court related to the Debtor, NewCo, the Liquidating Trust or implementing the Restructuring Transactions; and

(l) documentation related to any equity or debt investment or offering with respect to NewCo, the Debtor or any of their subsidiaries in accordance with the Restructuring Term Sheet (including, for the avoidance of doubt, any agreements, documents, motions, pleadings, briefs, applications, orders, and other filings in respect of any NewCo Transaction).

3.2. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (as it may be modified, amended, or supplemented in accordance with Section 11) and shall be in form and substance acceptable in all respects to the Debtor, the Required Ad Hoc Senior Noteholder Parties, and the Official Committee.

3.3. In the event that a Definitive Document fails to satisfy the requirements of the foregoing paragraph, any covenants, commitments, or obligations of any Party with respect to supporting or performing obligations thereunder such Definitive Document shall be null and void and of no force and effect, and any Milestone with respect to such Definitive Document shall not be satisfied, until such time as such Definitive Document satisfies such requirements.

4. Milestones.

4.1. The Debtor shall implement the Restructuring Transactions in accordance with the following milestones (which, to the extent such date (including any extension thereof) does not consist of a date certain, shall be calculated under Rule 9006 of the Bankruptcy Rules) unless extended or waived in writing by (a) the Debtor, (b) the Required Ad Hoc Senior Noteholder Parties, and (c) the Official Committee, subject in each case to the Bankruptcy Court’s availability (the “Milestones”):

(a) No later than January 26, 2024, the Debtor shall have filed (i) the Disclosure Statement and the Plan, (ii) a motion seeking entry of the Disclosure Statement Order, and (iii) the Professional Fee Reimbursement Motion;

(b) No later than 14 days after the Agreement Effective Date, holders of more than two-thirds (2/3) of the aggregate outstanding principal amount of the Senior Notes shall have become party to this Agreement (the “Noteholder Condition”);

(c) No later than March 1, 2024, the Bankruptcy Court shall have entered the Professional Fee Reimbursement Order;

(d) No later than 55 days after the Agreement Effective Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(e) No later than 91 days after the Agreement Effective Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(f) No later than 105 days after the Agreement Effective Date, or such later date as may be reasonably agreed among the Debtor, the Required Ad Hoc Senior Noteholder Parties and the Official Committee, the Plan Effective Date shall have occurred.

5. Commitments of the Supporting Parties.

5.1. Supporting Creditors’ Affirmative Commitments. During the Agreement Effective Period, subject to the terms and conditions of this Agreement, each of the Supporting Creditors severally, and not jointly, agrees to:

(a) use commercially reasonable efforts to support the consummation and implementation of the Restructuring Transactions, in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement and the Definitive Documents, as applicable;

(b) negotiate in good faith and use commercially reasonable efforts to support the timely execution, approval, and implementation of the Definitive Documents; and

(c) cooperate with and assist the other Parties in obtaining additional support for the Restructuring Transactions from other stakeholders and consult with the Debtor regarding the status and the material terms of any negotiations with other stakeholders that are not party to this Agreement (including, for the avoidance of doubt, giving the Debtor notice and a reasonable opportunity to coordinate with the other Parties in advance of any outreach or communications to stakeholders that are not party to this Agreement).

5.2. Supporting Creditors’ Negative Commitments. During the Agreement Effective Period, subject to the terms and conditions of this Agreement, each Supporting Creditor severally, and not jointly, agrees that it shall not, directly or indirectly, and shall not direct any other Person to:

(a) object to, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions;

(b) knowingly pursue, propose, file, support, solicit support for, or vote for any Alternative Restructuring Proposal; or

(c) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that is inconsistent in any material respect with this Agreement, the Plan, or the Restructuring Transactions (it being understood, for the avoidance of doubt, that any litigation or proceeding to enforce this Agreement or any Definitive Document shall not be construed to be inconsistent with this Agreement, the Plan, or the Restructuring Transactions).

5.3. Supporting Creditors’ Commitments with Respect to Chapter 11 Case.

(a) During the Agreement Effective Period, subject to the terms and conditions of this Agreement, each Supporting Creditor that is entitled to vote to accept or reject the Plan, severally, and not jointly, agrees that it shall, subject to the receipt of the Solicitation Materials following approval by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code:

(i) vote on a timely basis each of its Claims against the Debtor to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the Solicitation Commencement Date and its actual receipt of the Solicitation Materials;

(ii) to the extent it is permitted to elect whether to opt out of the third-party releases set forth in the Plan, elect not to opt out of such third-party releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) designating that it does not opt out of the releases; and

(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (a)(ii) above; provided that such vote or election may be revoked or withdrawn (and, upon such revocation or withdrawal, deemed void ab initio) in accordance with Section 10.5 of this Agreement by such Supporting Creditor at any time if this Agreement is terminated with respect to such Supporting Creditor.

(b) During the Agreement Effective Period, each Supporting Creditor, severally, and not jointly, agrees that it shall not, directly or indirectly, and shall not direct any other Entity to seek, solicit, propose, support, assist, engage in negotiations in connection with, or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, the approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring Transactions; provided that nothing in this Section 5.3(b) shall (a) affect any rights of the Debtor set forth in Section 6.4(b) hereof, (b) affect any rights of the Official Committee set forth in Section 5.4(e) hereof, or (c) prevent any Party from negotiating or making proposals related to a NewCo Transaction.

5.4. Covenants and Conditions with Respect to the Official Committee

(a) Affirmative Covenants. During the Agreement Effective Period, the Official Committee agrees to:

(i) support the Restructuring Transactions and take all steps reasonably necessary and desirable to support, facilitate, implement, consummate, or otherwise give effect to the Restructuring Transactions in accordance with this Agreement, including by preparing a letter to be included in the Solicitation Materials in which the Official Committee recommends that all unsecured creditors support and vote in favor of the Plan;

(ii) negotiate in good faith and use commercially reasonable efforts to support the timely execution and implementation of Definitive Documents consistent with Section 3.3;

(iii) negotiate in good faith upon reasonable request of any other Party any modifications to the Restructuring Transactions that are necessary to satisfy any conditions to, or address any legal, financial, or structural impediment that may prevent, hinder, impede or delay, the consummation of the Restructuring Transactions; and

(iv) use commercially reasonable efforts to cooperate with and assist the Debtor in obtaining additional support for the Restructuring Transactions from the Debtor’s other stakeholders.

(b) During the Agreement Effective Period, the Official Committee agrees that it shall not, directly or indirectly, and shall not direct any other Person to:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, or consummation of the Restructuring Transactions or the Plan; or

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Plan, or the Restructuring Transactions.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Official Committee to take or refrain from taking any action (including terminating this Agreement under Section 10 hereof) to the extent the Official Committee determines, based on the advice of counsel, that taking or refraining from taking such action, as applicable, would be inconsistent with applicable Law or its fiduciary obligations under applicable Law. The Official Committee shall give prompt written notice (in each case, no later than one (1) Business Day) to counsel to each of the Debtor and the Ad Hoc Group of Senior Noteholders of any determination made in accordance with this Section 5.4(c). This Section 5.4(c) shall not impede any Party’s right to terminate this Agreement pursuant to Section 10 hereof.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall impair or waive the rights of the Official Committee to assert or raise any objection or other position not inconsistent with this Agreement or in accordance with its fiduciary obligations under applicable Law in connection with the implementation of the Restructuring Transactions or otherwise.

(e) Notwithstanding anything to the contrary in this Agreement, upon receipt of an Alternative Restructuring Proposal, the Official Committee and its advisors or representatives shall have the right to consider, consistent with their fiduciary duties, such Alternative Restructuring Proposal. If the Official Committee or its advisors or representatives receive an Alternative Restructuring Proposal (whether oral or in writing), then the Official Committee shall, within one (1) Business Day of receiving such proposal, provide counsel to the Supporting Parties with all documentation received in connection with such Alternative Restructuring Proposal (or, if such proposal was not made in writing, a reasonably detailed summary of such proposal), including the identity of the Person or group of Persons involved and reasonable updates as to the status and progress of such Alternative Restructuring Proposal, and the Official Committee shall respond promptly to reasonable information requests and questions from counsel to the Supporting Parties relating to such Alternative Restructuring Proposal

5.5. Additional Provisions Regarding the Supporting Parties’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a) impair or waive the rights of any Supporting Party to appear as a party in interest in any matter to be adjudicated in this Chapter 11 Case and to object to any relief sought by the Debtor or any other Supporting Party, so long as such appearance and the positions advocated in connection therewith are not inconsistent in any material respect with this Agreement;

(b) affect the ability of any Supporting Party to consult with any other party in interest in the Chapter 11 Case (including the United States Trustee), so long as, in the case of consultation with any party in interest, the appearance and positions advocated in connection therewith are not inconsistent in any material respect with this Agreement;

(c) impair or waive the rights of any Supporting Party to assert or raise any objection permitted under this Agreement or the Definitive Documents in connection with the Restructuring Transactions;

(d) prevent any Supporting Party from enforcing this Agreement or any Definitive Document, or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documents, or from exercising its rights or remedies reserved herein or in the Definitive Documents;

(e) from and after the Termination Date as to a Supporting Creditor, obligate such Supporting Creditor that is entitled to vote on the Plan to deliver a vote to support the Plan or prohibit a Supporting Creditor from withdrawing or changing such vote;

(f) prevent any Supporting Party from taking any action which is required by applicable Law;

(g) require any Supporting Party to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal or professional privilege;

(h) unless provided for under this Agreement, require any Supporting Party to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations;

(i) prevent any Supporting Party by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like;

(j) prohibit any Supporting Party from taking any action that is not inconsistent in any material respect with this Agreement; or

(k) require any Supporting Party to provide any information that it determines, in its sole discretion, to be commercially sensitive or confidential.

6. Commitments of the Debtor.

6.1. Affirmative Commitments. Except as set forth in Section 6.3 hereof, during the Agreement Effective Period, the Debtor agrees to:

(a) support the Restructuring Transactions, act in good faith, take all actions reasonably necessary and desirable to implement and consummate the Restructuring Transactions in accordance with the terms, conditions, and Milestones set forth in this Agreement and the Definitive Documents, as applicable;

(b) support and take all steps reasonably necessary and desirable to facilitate solicitation of the Plan in accordance with this Agreement and the Milestones set forth herein;

(c) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in each case in a manner reasonably acceptable to the Required Ad Hoc Senior Noteholder Parties and the Official Committee;

(d) provide, and direct its employees, officers, advisors, and other representatives to provide to the Ad Hoc Group of Senior Noteholders and the Official Committee and their respective professionals, subject in each case to applicable confidentiality agreements with the Debtor, (i) reasonable access to the Debtor’s books and records on reasonable advance notice to the Debtor’s representatives and without disruption to the operation of the Debtor’s business, (ii) reasonable access to the management and advisors of the Debtor on reasonable advance notice to such persons and without disruption to the operation of the Debtor’s business, and (iii) timely and reasonable responses to all diligence requests;

(e) use commercially reasonably efforts to obtain any and all required governmental, regulatory, and/or third-party approvals or consents that are necessary or advisable for the implementation or consummation of the Restructuring Transactions;

(f) negotiate in good faith and use commercially reasonable efforts to execute and deliver, and perform its obligations under, the Definitive Documents and any other agreements required to effectuate and consummate the Restructuring Transactions, as contemplated by this Agreement;

(g) operate the businesses of the Debtor in the ordinary course (other than changes in the operations resulting from or relating to the Restructuring Transactions) and consistent with past practice and in a manner that is consistent in every material respect with this Agreement and the business plan of the Debtor;

(h) provide counsel to each of the Ad Hoc Group of Senior Noteholders and the Official Committee draft copies of all Definitive Documents that the Debtor intends to file with the Bankruptcy Court as soon as reasonably practicable, but in no event less than three (3) Business Days prior to such filing;

(i) actively oppose and object to the efforts of any Person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(j) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code); (ii) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code; (iii) dismissing the Chapter 11 Case; (iv) modifying or terminating the Debtor’s exclusive right to file and solicit acceptances of a plan of reorganization; or (v) for relief that (A) is inconsistent with this Agreement in any respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions;

(k) take all actions reasonably necessary and proper to prosecute and defend any appeals of the Confirmation Order;

(l) comply with all Milestones;

(m) promptly (but in any event within two (2) Business Days) notify counsel to each of the Ad Hoc Group of Senior Noteholders and the Official Committee in writing of the occurrence, or failure to occur, of any event of which the Debtor has actual knowledge and which such occurrence or failure would likely cause (x) any representation of the Debtor contained in this Agreement to be untrue or inaccurate in any material respect, (y) any covenant of the Debtor contained in this Agreement not to be satisfied in any material respect, or (z) any condition precedent contained in the Plan related to the obligations of the Debtor not to occur or become impossible to satisfy;

(n) promptly (but in any event within three (3) Business Days) notify counsel to each of the Ad Hoc Group of Senior Noteholders and the Official Committee in writing of the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions;

(o) maintain its and its subsidiaries’ good standing under the Laws of each state or other jurisdiction in which each is incorporated or organized to the extent required in connection with the Restructuring Transactions;

(p) following entry of the Professional Fee Reimbursement Order, promptly pay any reasonable Professional Fees and Expenses, Senior Note Trustee Expenses and Subordinated Note Trustee Expenses upon receipt of invoice(s) therefor; provided, that the Senior Noteholder Professionals, the Senior Note Trustee and the Subordinated Note Trustee shall submit copies of invoices for such fees and expenses to counsel to the Debtor and counsel to the Official Committee;

(q) negotiate in good faith upon reasonable request of counsel to each of the Ad Hoc Group of Senior Noteholders and the Official Committee any modifications to the Restructuring Transactions that are necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Restructuring Transactions, in each case to the extent such modifications can be implemented without any adverse effect on the Debtor;

(r) provide the Supporting Parties with any documentation or information they may reasonably request to facilitate the Restructuring Transactions, including regarding the Debtor’s business operations and the status of the Restructuring Transactions, subject in all cases to applicable confidentiality agreements with the Debtor; and

(s) inform counsel to the Supporting Parties as soon as practicable after becoming aware of (i) any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did occur), that would permit any Party to terminate, or would result in the termination of, this Agreement; (ii) any matter or circumstance which they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (iii) a breach of this Agreement (including a breach by the Debtor); and (iv) any representation or statement made or deemed to be made by the Debtor under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made.

6.2. Negative Commitments. Except as set forth in Section 6.3 hereof, during the Agreement Effective Period, the Debtor shall not, directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent in any material respect with, or that would frustrate or impede, the approval, implementation, or consummation of the Restructuring Transactions described in this Agreement, the Plan, or the Definitive Documents;

(c) file any motion, pleading, or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Plan, or the Restructuring Transactions;

(d) amend, terminate, alter, supplement, restate, or otherwise modify any Definitive Document, in whole or in part, in a manner that is inconsistent with this Agreement, the Plan, or the Restructuring Transactions;

(e) make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, settle any tax claim or assessment, surrender any right to claim a tax refund, offset, or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, in each case (i) that is material and inconsistent with past practice except to the extent needed to comply with this Agreement, the Plan or the Restructuring Transactions, without using commercially reasonable efforts to consult in good faith with the Required Ad Hoc Senior Noteholder Parties and the Official Committee, provided that the Debtor shall use commercially reasonable efforts to resolve any disagreements with the Required Ad Hoc Senior Noteholder Parties and/or the Official Committee with respect to such action prior to taking such action or (ii) if inconsistent in any material respect with this Agreement, the Plan or the Restructuring Transactions, without the written consent of the Required Ad Hoc Senior Noteholder Parties and the Official Committee (such consent not to be unreasonably withheld, conditioned, or delayed);

(f) make any tax election or change in method of accounting that has the effect of materially accelerating or materially deferring any material item of income, loss, deduction or credit or materially increases the taxable income of the Debtor or its subsidiaries, as compared to the tax position of the Debtor or its subsidiaries as applicable had such action not been taken, without the written consent of the Required Ad Hoc Senior Noteholder Parties and the Official Committee (such consent not to be unreasonably withheld, conditioned, or delayed);

(g) enter into any material closing agreement or make any written submissions to the Internal Revenue Service for a private letter ruling from the Internal Revenue Service without the written consent of the Required Ad Hoc Senior Noteholder Parties and the Official Committee (such consent not to be unreasonably withheld, conditioned, or delayed); or

(h) sell, dispose of, or otherwise dispense with any material assets outside of the ordinary course of business prior to consulting with the Ad Hoc Group of Senior Noteholders and the Official Committee and providing information reasonably necessary for the Ad Hoc Group of Senior Noteholders and the Official Committee, in each case subject to appropriate confidentiality arrangements, to meaningfully assess the request.

6.3. Specified Claims. The Debtor (i) shall consult with the Ad Hoc Group of Senior Noteholders (through its advisors) and the Official Committee with respect to any and all actions in connection with asserting, prosecuting, or choosing not to assert or prosecute any of the Specified Claims, including but not limited to by providing draft copies of any papers to be filed with any court or other decisionmaker or of any written communications with the FDIC-C, FDIC-R1, FDIC-R2, or Debtor Related Party, as applicable, in either case in respect of the Specified Claims as soon as reasonably practicable before such documents are filed or communications are sent and (ii) shall not settle any Specified Claim, commence any action in respect of any Specified Claim, or take any action in respect of any Specified Claim which would have the effect of impairing, releasing, compromising, waiving, or adversely impacting any of the Specified Claims without the prior written consent of the Required Ad Hoc Senior Noteholder Parties and the Official Committee.

6.4. Additional Provisions Regarding Debtor’s Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Debtor to take or refrain from taking any action (including terminating this Agreement under Section 10 hereof) to the extent the Debtor determines, based on the advice of counsel, that taking or refraining from taking such action, as applicable, would be inconsistent with applicable Law or its fiduciary obligations under applicable Law; provided that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 10.5 hereof. The Debtor shall give prompt written notice (in each case, no later than one (1) Business Day) to counsel to each of the Ad Hoc Group of Senior Noteholders and the Official Committee of any determination made in accordance with this Section 6.4(a). This Section 6.4(a) shall not impede any Party’s right to terminate this Agreement pursuant to Section 10 hereof.

(b) Notwithstanding anything to the contrary in this Agreement, upon receipt of an Alternative Restructuring Proposal, the Debtor and its directors, managers, and advisors or representatives shall have the right to consider, consistent with their fiduciary duties, such Alternative Restructuring Proposal. If the Debtor or its directors, managers, and advisors or representatives receive an Alternative Restructuring Proposal (whether oral or in writing), then the Debtor shall, within one (1) Business Day of receiving such proposal, provide counsel to the Supporting Parties with all documentation received in connection with such Alternative Restructuring Proposal (or, if such proposal was not made in writing, a reasonably detailed summary of such proposal), including the identity of the Person or group of Persons involved and reasonable updates as to the status and progress of such Alternative Restructuring Proposal, and the Debtor shall respond promptly to reasonable information requests and questions from counsel to the Supporting Parties relating to such Alternative Restructuring Proposal.

(c) Nothing in this Agreement shall: (i) impair or waive the rights of the Debtor to assert or raise any objection permitted under this Agreement in connection with the implementation of the Restructuring Transactions; (ii) affect the ability of the Debtor to consult with any Supporting Party or any other party in interest in the Chapter 11 Case (including the United States Trustee); or (iii) prevent the Debtor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

7. Transfer of Claims.

7.1. Except solely to the extent provided in Section 7.2 or Section 7.3 hereof, this Agreement shall not limit, restrict, or otherwise affect in any way a Supporting Creditor’s right, authority, or power to Transfer any Claims, including any right, title, or interest in a Claim.

7.2. Transfer Restrictions.

(a) During the Agreement Effective Period, and subject to the terms and conditions of this Agreement, each Supporting Creditor agrees, solely with respect to itself, as expressly identified and limited on its signature page or Joinder or Transfer Agreement, and not in any other manner or with respect to any Affiliates, not to Transfer any right, title, or interest in a Claim, unless:

(i) the authorized transferee is (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Securities Rules) or (4) a Supporting Creditor; and

(ii) the transferee (i) executes and delivers to counsel to the Debtor and counsel to the Supporting Parties in accordance with Section 12.10 hereof a Transfer Agreement within three (3) Business Days after the date of the Transfer, so long as such Transfer Agreement was executed in accordance with this Agreement (which Transfer Agreement shall be treated as confidential information and shall not be disclosed without the prior written consent of the Transferee) or (ii) is a Supporting Creditor and the transferee provides notice of such Transfer (including the amount and type of Claims transferred) to counsel to the Debtor and counsel to the Supporting Parties within three (3) Business Days of the Transfer.

(b) Any Transfer in violation of this Section 7.2 or Section 7.3 hereof shall be void ab initio.

7.3. Qualified Marketmaker Exceptions.

(a) Notwithstanding Section 7.2 hereof, a Supporting Creditor may Transfer any right, title, or interest in its Claims to a Person that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker execute a Transfer Agreement or be a Party to this Agreement, solely to the extent that (i) such Qualified Marketmaker subsequently transfers such Claims (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is not an affiliate, affiliated fund, or affiliated Person with a common investment advisor; (ii) the Transferee is otherwise a permitted Transferee under Section 7.2; and (iii) the Transfer is otherwise a permitted Transfer under Section 7.2. The Transferee (but not, for the avoidance of doubt, a Qualified Marketmaker) shall promptly provide notice of any Transfer made pursuant to this Section 7.3(a), including the amount and type of Claims Transferred, to counsel to the Debtor and counsel to the Supporting Parties.

(b) Notwithstanding Section 7.2 hereof, a Qualified Marketmaker may Transfer any right, title, or interest in any Claims that it acquires from a Party to this Agreement to another Qualified Marketmaker (the “Transferee Qualified Marketmaker”) without the requirement that the Transferee Qualified Marketmaker execute a Transfer Agreement or be a Party to this Agreement, solely to the extent that (i) such Qualified Marketmaker subsequently transfers such Claims (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is not an affiliate, affiliated fund, or affiliated Person with a common investment advisor; (ii) the Transferee is otherwise a permitted Transferee under Section 7.2; and (iii) the Transfer is otherwise a permitted Transfer under Section 7.2. The Transferee (but not, for the avoidance of doubt, a Qualified Marketmaker) shall promptly provide notice of any Transfer made pursuant to this Section 7.3(b), including the amount and type of Claims Transferred, to counsel to the Debtor and counsel to the Supporting Parties.

(c) At the time of a Transfer of any Claims to a Qualified Marketmaker:

(i) if such Claims may be voted in favor of the Plan, the Supporting Creditor to this Agreement must first vote such Claims in accordance with the requirements of this Agreement; and

(ii) to the extent that a Qualified Marketmaker that is not otherwise a Supporting Creditor to this Agreement is eligible and entitled to vote the Claims acquired pursuant to this Section 7, is not otherwise precluded from voting such Claims in favor of the Plan, and receives a separate ballot for such Claims, such Qualified Marketmaker shall, before the expiration of the Plan voting deadline established by the Bankruptcy Court, vote such Claims in favor of the Plan as contemplated hereunder.

(d) Notwithstanding Section 7.2 hereof, to the extent that a Supporting Creditor to this Agreement is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in any Claim that the Qualified Marketmaker acquires from a holder of such Claim that is not a Supporting Creditor to this Agreement without the requirement that the transferee execute a Transfer Agreement or be a Supporting Creditor hereto.

7.4. Effect of Delivery of Transfer Agreement. By executing and delivering a Transfer Agreement as provided in this Section 7, a Transferee:

(a) becomes and shall be treated for all purposes under this Agreement as a Supporting Creditor to this Agreement with respect to the Transferred Claims and with respect to all other Claims that the Transferee holds and subsequently acquires, subject to Section 7.3(d) hereof;

(b) agrees to be bound by all of the terms of this Agreement (as such terms may be amended from time to time in accordance with the terms hereof); and

(c) is deemed, without further action, to make to the other Parties hereto the representations and warranties that the Supporting Creditors to this Agreement make in Section 8 hereof, herein in each case as of the date of the Transfer Agreement.

7.5. Effect of Transfer; No Liability. A Supporting Creditor to this Agreement that Transfers any right, title, or interest in any Claims in accordance with the terms of this Section 7 shall (a) be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred Claims and (b) have no liability under this Agreement for the failure of the Transferee, whether or not a Qualified Marketmaker, to comply with the terms and conditions of this Agreement.

7.6. Additional Claims. This Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to acquire any Claims in addition to the Supporting Creditor’s Claims, and such acquired Claims shall automatically and immediately upon acquisition by a Supporting Creditor be deemed to be subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Debtor or counsel to the Supporting Parties), except as set forth in Section 7.2 above. During the Agreement Effective Period, upon the written request of the Debtor, a Supporting Creditor to this Agreement that acquires additional Claims from a Person that is not a Supporting Creditor to this Agreement shall deliver a current list of its Claims to counsel for the Debtor within five (5) Business Days after the receipt of such request, and such list shall be treated as confidential information and shall not be disclosed without the prior written consent of such Party to this Agreement.

7.7. Exception for Pending Trades. Notwithstanding anything to the contrary herein, a Claim Transferred to or by a Supporting Creditor to this Agreement prior to the Agreement Effective Date and that is an open trade on the Agreement Effective Date shall not be subject to, or bound by, the terms and conditions of this Agreement (it being understood that such Claim so Transferred to and held by a Party to this Agreement for its own account (i.e., not as part of a short transaction, or to be Transferred by the Supporting Creditor under an open trade or any other transaction entered into by such Supporting Creditor prior to, and pending as of the date of, such Supporting Creditor’s entry into this Agreement) shall be subject to the terms of this Agreement, as provided in Section 7.2 hereof).

7.8. Signature Page Limitation. The Parties understand that the Supporting Creditors may be engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Supporting Creditor expressly indicates on its signature page hereto or on a Joinder that it is executing this Agreement solely on behalf of specific legal entities, investment vehicles, trading desk(s), and/or business group(s) of the Supporting Creditor, the obligations set forth in this Agreement shall apply only to such legal entities, investment vehicles, trading desk(s), and/or business group(s) and shall not apply to any other legal entities, investment vehicles, trading desk(s), and/or business group(s) of the Supporting Creditor unless it separately becomes a party hereto.

8. Representations and Warranties of Supporting Creditors. Each Supporting Creditor, severally and not jointly, represents and warrants that, as of the date such Supporting Creditor executes and delivers this Agreement, a Joinder, or a Transfer Agreement:

(a) to the extent a Supporting Creditor is a holder of a Claim, it is the beneficial or record owner of the aggregate principal amount of the Claims or is the nominee, investment manager, or advisor for beneficial holders of the Claims reflected in such Supporting Creditor’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 7 hereof);

(b) to the extent a Supporting Creditor is a holder of a Claim, it has the full power and authority to act on behalf of, and vote and consent to matters concerning, such Claims;

(c) to the extent a Supporting Creditor is a holder of a Claim, such Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, “lock-ups” (including lock-ups in connection with a contractual transfer restriction), or other limitation on disposition, transfer, or encumbrances of any kind that would materially and adversely affect in any way such Supporting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) to the extent a Supporting Creditor is a holder of a Claim, it has the full power to vote, approve changes to, and Transfer all of its Claims reflected in such Supporting Creditor’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 7 hereof) as contemplated by this Agreement subject to applicable Law;

(e) it has reviewed, or had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Restructuring Transactions and accept the terms of this Agreement;

(f) to the extent a Supporting Creditor is binding other Parties to this Agreement, such Supporting Creditor has the full power and authority to bind such other Parties to this Agreement; and

(g) it has knowledge and experience in financial and business matters of this type, is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Debtor that it considers sufficient and reasonable for the purposes of entering into this Agreement.

9. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party that, as of the date such Party executes and delivers this Agreement, a Joinder, or a Transfer Agreement:

(a) to extent applicable, it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other Person in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) to extent applicable, the entry into and performance by it of, and the transactions contemplated by, this Agreement (including the Restructuring Transactions) do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement; and

(f) no Party is considering, or has any agreement or understanding with respect to, any Alternative Restructuring Proposal that has not been disclosed to the Debtor and the other Supporting Parties.

10. Termination Events.

10.1. Supporting Party Termination Events. This Agreement may be terminated by: (i) with respect to the Supporting Ad Hoc Group of Senior Noteholder Members, the Required Ad Hoc Senior Noteholder Parties; (ii) the Official Committee solely with respect to the Official Committee; and (iii) any other Supporting Creditor party hereto from time to time solely with respect to itself and (other than with respect to the occurrence of an Individual Supporting Creditor Termination Event or the Outside Date) solely to the extent that such event materially, adversely and disproportionately affects such Supporting Creditor; in each case by the delivery to all other Parties of a written notice in accordance with Section 12.10 hereof upon the occurrence of one or more of the following events:

(a) the breach in any material respect by the Debtor of any of the representations, warranties, undertakings, commitments, or covenants of the Debtor set forth in this Agreement, which breach remains uncured (to the extent curable) for five (5) Business Days after such terminating Supporting Party transmits a written notice to the Debtor in accordance with Section 12.10 hereof detailing any such breach;

(b) following satisfaction of the Noteholder Condition, the breach in any material respect by any of the Supporting Creditors of any of the representations, warranties, or covenants of such Supporting Creditors set forth in this Agreement (to the extent not otherwise cured or waived within five (5) Business Days after notice of such breach is provided in accordance with the terms hereof) solely to the extent such breach results in the Restructuring Transactions no longer having the support of at least two-thirds (2/3) of the aggregate outstanding principal amount of each of the Senior Notes Claims; provided that the terminating party cannot have been a cause of the breach;

(c) any representation or warranty in this Agreement made by the Debtor, the Official Committee, members of Ad Hoc Senior Noteholder Parties or any other Supporting Party shall have been untrue in any material respect when made or shall have become untrue in any material respect, which remains uncured (to the extent curable) for five (5) Business Days after the Debtor discovers the untrue nature of the representation or warranty; provided that the terminating party cannot have been a cause of such breach;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, or order that (i) would reasonably be expected to prevent the consummation of a material portion of the Restructuring Transactions; and (ii) either (1) such ruling, judgment or order has been issued at the request of the Debtor in contravention of any obligations set forth in this Agreement or (2) remains in effect for ten (10) days after such terminating Supporting Party transmits a written notice to the Debtor in accordance with Section 12.10 hereof detailing any such issuance; provided that this Agreement may not be terminated pursuant to this Section 10.1(d) by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement.

(e) the entry of an order by the Bankruptcy Court, or the filing of a motion or other application by the Debtor seeking an order (without the prior written consent of the Required Ad Hoc Senior Noteholder Parties and the Official Committee):

(i) (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Case, or (D) modifying or terminating the Debtor’s exclusive right to file and solicit acceptances of a plan of reorganization;

(ii) (A) denying confirmation of the Plan, and the Debtor, after exercising good faith efforts to negotiate a revised Plan consistent with the consent rights in this Agreement and obtain confirmation of the Plan, is unable to obtain such confirmation within twenty (20) Business Days thereof or (B) entering the Confirmation Order in a form not acceptable to the Required Ad Hoc Senior Noteholder Parties and the Official Committee;

(iii) granting relief from the automatic stay (as set forth in section 362 of the Bankruptcy Code) authorizing any party or Person to proceed against any asset of the Debtor in excess of $25 million; or

(iv) granting relief that is inconsistent in any material respect with this Agreement, the Definitive Documents, or the Restructuring Transactions, and (A) such motion or other application is not withdrawn by the Debtor within five (5) Business Days after such terminating Supporting Party transmits a written notice in accordance with Section 12.10 hereof detailing any such breach or (B) such inconsistent relief is not dismissed, vacated, or modified to be consistent with this Agreement and the Restructuring Transactions within ten (10) Business Days after such terminating Supporting Party transmits a written notice in accordance with Section 12.10 hereof detailing any such breach;

(f) the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order reasonably acceptable to the Required Ad Hoc Senior Noteholder Parties and the Official Committee within ten (10) Business Days of such reversal or vacation;

(g) the failure to meet any of the Milestones, unless such Milestone has been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating Supporting Party in violation of its obligations under this Agreement;

(h) a Definitive Document is finalized, executed, entered into, filed or made public, or is amended or modified, in a manner that is inconsistent with the terms of this Agreement and not approved by the applicable Supporting Parties in accordance with Section 3 and such inconsistency remains uncured (to the extent curable) for three (3) Business Days after such terminating Supporting Party transmits a written notice in accordance with Section 12.10 hereof detailing any such breach;

(i) the date the Debtor (i) exercises its right, consistent with its fiduciary duties, to not pursue any of the Restructuring Transactions, (ii) files, proposes, or otherwise supports any Alternative Restructuring Proposal, including by making any statements indicating intent to pursue any Alternative Restructuring Proposal, (iii) enters into a definitive agreement with respect to an Alternative Restructuring Proposal, or (iv) takes any action in reliance on Section 6.4(a) hereof;

(j) solely with respect to the Official Committee, if (i) the Debtor terminates this Agreement pursuant to Section 10.2 hereof, (ii) the Supporting Ad Hoc Group of Senior Noteholder Members terminate this Agreement pursuant to Section 10.1 hereof, (iii) after good faith negotiations, the Debtor, the Official Committee, and the Required Ad Hoc Senior Noteholder Parties have not reached agreement as to the tax structuring of the Restructuring Transactions (including, for the avoidance of doubt, the formation of the Liquidating Trust and the scope of Retained Debtor Assets and Contributed Assets) by February 9, 2024, (iv) the claims asserted by the Internal Revenue Service are resolved in a manner not reasonably acceptable to the Official Committee or are estimated by the Bankruptcy Court at an amount not reasonably acceptable to the Official Committee for the purpose of Plan distributions, or (v) following satisfaction of the Noteholder Condition, the Restructuring Transactions, for any reason, are no longer supported by at least two-thirds (2/3) of the aggregate outstanding principal amount of each of the Senior Notes Claims;

(k) solely with respect to the Official Committee, the Official Committee determines, after consulting with counsel, that continuing to pursue any of the Restructuring Transactions in the manner contemplated by this Agreement would be inconsistent with the exercise of its fiduciary duties or applicable Law;

(l) solely with respect to the Required Ad Hoc Senior Noteholder Parties, if (i) the Debtor terminates this Agreement pursuant to Section 10.2 hereof, (ii) the Official Committee terminates this Agreement pursuant to Section 10.1 hereof, (iii) after good faith negotiations, the Debtor, the Official Committee, and the Required Ad Hoc Senior Noteholder Parties have not reached agreement as to the tax structuring of the Restructuring Transactions (including, for the avoidance of doubt, the formation of the Liquidating Trust and the scope of Retained Debtor Assets and Contributed Assets) by February 9, 2024, or (iv) the claims asserted by the Internal Revenue Service are resolved in a manner not reasonably acceptable to the Required Ad Hoc Senior Noteholder Parties or are estimated by the Bankruptcy Court at an amount not reasonably acceptable to the Required Ad Hoc Senior Noteholder Parties for the purpose of Plan distributions; and

(m) with respect to any Supporting Creditor, the occurrence of (i) the Outside Date or (ii) an Individual Supporting Creditor Termination Event.

10.2. Debtor Termination Events. The Debtor may terminate this Agreement with respect to all Parties or solely with respect to the applicable Supporting Parties upon prior written notice to counsel to each of the Ad Hoc Group of Senior Noteholders and the Official Committee in accordance with Section 12.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by one or more Supporting Parties of any of the covenants set forth in this Agreement that would have, or could reasonably be expected to have, a material adverse effect on the Restructuring Transactions, which breach remains uncured for ten (10) Business Days after the Debtor transmits a written notice in accordance with Section 12.10 hereof detailing any such breach, provided that following satisfaction of the Noteholder Condition, as a result of such breach, the Restructuring Transactions are no longer supported by at least two-thirds (2/3) of the aggregate outstanding principal amount of each of the Senior Notes Claims; provided, further, that in the case of a breach by the Official Committee according to the foregoing, the Debtor may terminate this Agreement solely as to the Official Committee.

(b) any representation or warranty in this Agreement made by one or more Supporting Parties shall have been untrue in any material respect when made or shall have become untrue in any material respect, and such untrue representation or warranty would have, or could reasonably be expected to have, a material adverse effect on the Restructuring Transactions and which remains uncured for five (5) Business Days after the Debtor discovers the untrue nature of the representation or warranty and transmits a written notice in accordance with Section 12.10 hereof detailing the untrue nature of such representation or warranty;

(c) the board of directors of the Debtor or restructuring committee (or equivalent) thereof determines in good faith, based on the advice of outside counsel, (i) that continuing to pursue any of the Restructuring Transactions in the manner contemplated by this Agreement would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(d) after good faith negotiations, the Debtor, the Official Committee, and the Required Ad Hoc Senior Noteholder Parties have not reached agreement as to the tax structuring of the Restructuring Transactions (including, for the avoidance of doubt, the formation of the Liquidating Trust and the scope of Retained Debtor Assets and Contributed Assets) by February 9, 2024;

(e) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) (1) such ruling, judgment or order has not been issued at the request of, or sought by, the Debtor in contravention of any obligations set forth in this Agreement and (2) remains in effect for five (5) Business Days after the Debtor transmits a written notice in accordance with Section 12.10 hereof detailing any such issuance;

(f) the Bankruptcy Court enters an order denying confirmation of the Plan and the Debtor, after exercising good faith efforts to negotiate a revised Plan consistent with the consent rights in this Agreement and obtain confirmation of the Plan, is unable to obtain such confirmation within twenty (20) Business Days thereof;

(g) the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order reasonably acceptable to the Debtor within ten (10) Business Days; and

(h) the Noteholder Condition is not satisfied by the date set forth in Section 4.1.

10.3. Mutual Termination. This Agreement and the obligations of the Parties hereunder may be mutually terminated by mutual written agreement among the Official Committee, the Required Ad Hoc Senior Noteholder Parties and the Debtor.

10.4. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

10.5. Effect of Termination. After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits or privileges hereunder, shall have the rights and remedies that it would have had had it not entered into this Agreement, and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided that in no event shall any such termination relieve a Party from (a) liability for its breach or non-performance of its obligations hereunder before the Termination Date and (b) obligations under this Agreement which expressly survive any such termination pursuant to Section 12.20 hereunder. Further, upon the termination of this Agreement other than pursuant to Section 10.4, with respect to each Supporting Creditor subject to the termination, (x) each such Supporting Creditor’s vote or ballots on the Plan tendered prior to such Termination Event shall automatically be deemed null and void ab initio and shall not be considered or otherwise used in any manner in connection with the Plan, this Agreement, or otherwise, and (y) such votes or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Debtor allowing such change or resubmission). Any Supporting Creditor withdrawing or changing its vote pursuant to this this Section 10.5 shall promptly provide written notice of such withdrawal or change to each other Party this Agreement and file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting the Debtor or any Supporting Party from contesting whether any such termination is in accordance with the terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict (i) any right of the Debtor or the ability of the Debtor to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Supporting Party or (ii) any right of any Supporting Party or the ability of such Supporting Party to protect and reserve its rights (including rights under this Agreement), remedies and interests, including its claims against the Debtor or any other Supporting Party. Notwithstanding any provision to the contrary in this Section 10, no purported termination of this Agreement shall be effective under this Section 10.5 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement. Nothing in this Section 10.5 shall restrict the Official Committee’s right to terminate this Agreement in accordance with Section 10.1 hereof or the Debtor’s right to terminate this Agreement in accordance with Section 10.2 hereof. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action or delivering any notice necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

11. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Sections 11 and 12.20.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, if in writing and signed by: (i) the Debtor, (ii) the Required Ad Hoc Senior Noteholder Parties, and (iii) the Official Committee; provided that any changes to the consent or termination rights of any Party, to Section 10.1(m) or to the definition of Outside Date or Individual Supporting Creditor Termination Event shall require the consent of each affected Party; provided, further, that any changes which have a material, adverse, and disproportionate effect on any Party shall require the consent of such affected Party.

(c) Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 11 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy under, or other provision of, this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

12. Miscellaneous.

12.1. Acknowledgements. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

12.2. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement is expressly incorporated into and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules attached to this Agreement) and the exhibits, annexes, and schedules attached to this Agreement, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern; provided that in the event of any inconsistency between this Agreement and the Restructuring Term Sheet, the Restructuring Term Sheet shall govern until such time as the Plan has been confirmed, at which time, the terms and conditions set forth in the Plan, to the extent intended to supersede the Term Sheet, shall govern.

12.3. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to use their commercially reasonable efforts to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

12.4. Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any confidentiality agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

12.5. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court. Solely in connection with claims arising under this Agreement, each Party to this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

12.6. TRIAL BY JURY WAIVER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.7. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each Person executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

12.8. Rules of Construction. This Agreement is the product of negotiations among the Debtor and the Supporting Parties, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Debtor and the Supporting Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

12.9. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Section 7, the rights or obligations of any Party under this Agreement may not be assigned, delegated or transferred to any other Entity.

12.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to the Debtor, to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: James L. Bromley and Christian P. Jensen

E-mail address: bromleyj@sullcrom.com and jensenc@sullcrom.com

(b)	if to a Supporting Ad Hoc Group of Senior Noteholder Member or the Ad Hoc Group of Senior Noteholders, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Marshall S. Huebner, Angela M. Libby, David Schiff, and Aryeh Ethan Falk

E-mail address: marshall.huebner@davispolk.com

    angela.libby@davispolk.com

    david.schiff@davispolk.com

    aryeh.falk@davispolk.com

(c)	if to the Official Committee, to:

Akin Gump Strauss Hauer & Feld LLP,

One Bryant Park

New York, NY 10036

Attention: Ira S. Dizengoff and Brad M. Kahn

E-mail addresses: idizengoff@akingump.com and bkahn@akingump.com

Akin Gump Strauss Hauer & Feld LLP,

2001 K Street NW

Washington, DC 2000

Attention: James R. Savin

E-mail address: jsavin@akingump.com

Any notice given by delivery, mail, or courier shall be effective when received.

12.11. Independent Due Diligence and Decision Making. Each Supporting Party confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Debtor. Each Supporting Party acknowledges and agrees that it is not relying on any representations or warranties other than as set forth in this Agreement.

12.12. Enforceability of Agreement. Each of the Parties, to the fullest extent permitted by Law, waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

12.13. Admissibility. Pursuant to rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

12.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Supporting Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Supporting Party to comply promptly with any of its obligations hereunder.

12.15. Relationship Among Parties. Notwithstanding anything herein to the contrary, (a) the duties and obligations of the Parties under this Agreement shall be several, not joint; (b) no Party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (c) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement; (d) the Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtor, and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended; and (e) none of the Supporting Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Debtor, or any of the Debtor’s other creditors or stakeholders, except as a result of this Agreement or the Restructuring Transactions.

12.16. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

12.17. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

12.18. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

12.19. Capacities of Supporting Creditors. Subject to the limitations set forth in footnote 1, each Supporting Creditor has entered into this Agreement on account of all Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Claims.

12.20. Survival. Notwithstanding (a) any Transfer of any Claims in accordance with this Agreement or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 10.5 and Section 12 (and any defined terms used in any such Sections) shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

12.21. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to, as applicable, the Debtor and the applicable Supporting Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

12.22. Bankruptcy Court Approval. Each of the Supporting Parties acknowledges that, notwithstanding any other provision of this Agreement, this Agreement has not, as of the Execution Date, been approved by the Bankruptcy Court and the obligations of the Debtor herein are enforceable only as conditions and defenses to the obligations of the Supporting Parties and shall not constitute administrative obligations or expenses of the Debtor or its estate except to the extent subsequently approved as such by the Bankruptcy Court.

12.23. Disclosure; Publicity. The Debtor shall submit drafts to counsel to the Supporting Parties of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement prior to making any such disclosure, afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures, and incorporate any such reasonable comments in good faith. Except as required by Law, no Party or its advisors shall (a) use the name of any Supporting Party in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions, or any of the Definitive Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Supporting Creditor), other than advisors to the Debtor, the principal amount or percentage of any Claims held by any Supporting Creditor or the specific legal entity name of any Supporting Creditor without such Supporting Creditor’s prior written consent (it being understood and agreed that each Supporting Creditor’s signature page to this Agreement shall be redacted to remove the name of such Supporting Creditor and the amount and/or percentage of Claims held by such Supporting Creditor to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or otherwise made publicly available); provided that (x) if such disclosure is required by Law, and to the extent reasonably practicable and not otherwise prohibited by Law, the disclosing Party shall afford the relevant Supporting Creditor a reasonable opportunity to review and comment in advance of such disclosure and such Party shall take all reasonable measures to limit such disclosure and (y) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims held by the Supporting Creditors of the same class, collectively. Notwithstanding the provisions in this Section 12.23, (1) any Party may disclose the identities of the other Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof and (2) any Party may disclose, to the extent expressly consented to in writing in advance by a Supporting Creditor, such Supporting Creditor’s identity and individual holdings.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date specified on the first page of this document.

SVB Financial Group

By:	/s/ William C. Kosturos
Name:	William C. Kosturos
Title:	Chief Restructuring Officer

Official Committee, solely in its representative capacity as described in the Preamble of this Agreement

By:	/s/ James R. Savin
	Name:	James R. Savin
	Title:	Partner Akin Gump Strauss Hauer & Feld LLP, in its capacity as counsel to, and authorized signatory for, the Official Committee

[Supporting Parties’ signature pages on file with the Debtor]

Exhibit A

Restructuring Term Sheet

EXECUTION VERSION

SVB FINANCIAL GROUP

RESTRUCTURING TERM SHEET

THIS RESTRUCTURING TERM SHEET (THIS “TERM SHEET”)1 DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE EFFECTIVE DATE OF THE RESTRUCTURING SUPPORT AGREEMENT (THE “AGREEMENT EFFECTIVE DATE”), DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL STATUTES, RULES, AND LAWS.

This Term Sheet sets forth the principal terms of a proposed financial restructuring (the “Restructuring” and, the transactions effectuating the Restructuring, the “Restructuring Transactions”) of the existing indebtedness and other obligations and equity interests of SVB Financial Group (the “Debtor” or “SVBFG”). This Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the Definitive Documents governing the Restructuring, which documents remain subject to negotiation and completion in accordance with the Restructuring Support Agreement to which this Term Sheet is attached (the “RSA”) and applicable bankruptcy law. The Definitive Documents shall be consistent in all respects with this Term Sheet and the RSA and shall be subject to the consent and approval rights set forth herein and therein. This Term Sheet incorporates the rules of construction as set forth in the RSA.

[1]	Capitalized terms used but not defined in this Term Sheet have the meanings given to such terms in the Restructuring Support Agreement to which this Term Sheet is attached as Exhibit A.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

Restructuring Summary

The Restructuring will be consummated in accordance with the Definitive Documents, including the RSA, through confirmation by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) of the Debtor’s chapter 11 plan of reorganization (the “Plan”) in case number 23-10367 (MG) (the “Chapter 11 Case”).

As set forth in greater detail herein, on the Plan Effective Date:

Liquidating Trust[2]

The Debtor and its direct and indirect subsidiaries will contribute certain assets to be agreed by the Debtor, the Creditors’ Committee, and the Required Ad Hoc Senior Noteholder Parties (the “Contributed Assets”) to a newly-formed liquidating trust (the “Liquidating Trust”). Solely for illustrative purposes, the Contributed Assets may include the following assets of the Debtor and its direct and indirect subsidiaries:

•  all claims and Causes of Action, including without limitation, (a) the FDIC Claims and (b) all other Retained Causes of Action;

•  all investment securities, including the Debtor’s direct investment and warrant portfolios and its synthetic equity instrument in Leerink Partners LLC;

•  certain limited partner interests held by the Debtor or any of its subsidiaries in investment funds that are part of the SVB Capital business (the “Transferred LP Interests”); and

•  all cash of the Debtor (prior to receipt of the proceeds of a NewCo Transaction (as defined herein)) in excess of (a) amounts required for distributions to Holders of Allowed Administrative, Priority, Secured Claims, and certain General Unsecured Claims that elect the GUC Cash-Out (as defined herein), and payment of fees, expenses, and other amounts required to be paid on the Plan Effective Date pursuant to the Plan and (b) the amount required to fund the businesses to be owned by NewCo, as determined in accordance with a NewCo business plan acceptable to the Required Ad Hoc Senior Noteholder Parties;

•  if, upon the election of the Required Ad Hoc Senior Noteholder Parties and the Debtor (and in form and substance reasonably acceptable to the Creditors’ Committee), the Debtor consummates a NewCo Transaction, the proceeds of such NewCo Transaction; provided that, with the consent of the Required Ad Hoc Senior Noteholder Parties, a portion of the proceeds of any rights offering may remain at NewCo rather than being transferred to the Liquidating Trust.

The Liquidating Trust shall issue senior trust units (the “Class A Trust Units”), class B junior trust units (the “Class B Trust Units”), and class C junior trust units (the “Class C Trust Units”). Except to the extent that a Holder of an Allowed General Unsecured Claim elects to participate in the GUC Cash-Out, each Holder of an Allowed General Unsecured Claim shall receive its pro rata share of the Class A Trust Units. Each Holder of an Allowed Subordinated Note Claim shall receive its pro rata share of the Class B Trust Units. Each Holder of an Allowed Preferred Equity Interest shall receive its pro rata share of the Class C Trust Units.

The Class A Trust Units shall be issued to Holders of Allowed General Unsecured Claims (other than Holders of Allowed General Claims that elect to participate in the GUC Cash-Out) with an initial distribution preference of $[•],[3] which shall accrete at an annual rate of 12%. The Class B Trust Units and Class C Trust Units shall receive no distributions until the distribution preference of the Class A Trust Units has been satisfied in full.

The Class B Trust Units shall be issued to Holders of Allowed Subordinated Note Claims with an initial distribution preference to be calculated at the face amount of the Allowed Subordinated Note Claims, which Class B Trust Units shall accrete at an annual rate of 12%. The Class C Trust Units shall receive no distributions until the distribution preference of the Class B Trust Units has been satisfied in full. After such satisfaction, the Class C Trust Units shall be entitled to 100% of Liquidating Trust distributions.

The Liquidating Trust will be structured and operate in compliance with SEC staff no-action relief for liquidating trusts under the federal securities laws.

[2]

The contribution of assets to a Liquidating Trust, and the scope of the Contributed Assets (each as defined herein), remains subject to ongoing tax analysis (including with respect to tax consequences to individual holders) and is the subject of termination rights set forth in the RSA.

[3]

To be calculated at the face amount (including accrued and unpaid interest on the Senior Notes as of the Petition Date) of the General Unsecured Claims receiving Class A Trust Units, minus the value of NewCo Common Stock distributed to Holders of Allowed General Unsecured Claims; provided that the determination of such value shall be acceptable to the Debtor, the Creditors’ Committee, and the Required Ad Hoc Senior Noteholder Parties and shall take into account any NewCo Transaction(s) to be consummated on or prior to the Plan Effective Date.

NewCo Formation and Reorganization

•  Unless otherwise agreed by the Required Ad Hoc Senior Noteholder Parties with the reasonable consent of the Creditors’ Committee, the Debtor will undergo an “F reorganization” (the “Debtor F Reorganization”), as a result of which NewCo, a newly-formed Delaware corporation (or other business form agreed by the Debtor, Creditors’ Committee, and Required Ad Hoc Senior Noteholder Parties), will own 100% of the equity interests in SVBFG, and SVBFG will convert from a corporation to a limited liability company and become a disregarded entity for tax purposes. As a result of the Debtor F Reorganization, the tax attributes of SVBFG will become tax attributes of NewCo.

•  Following the Debtor F Reorganization, (i) first, SVBFG shall distribute the equity of MoffettNathanson LLC (“MoffetNathanson”) to its parent, NewCo, and (ii) second, NewCo will contribute 100% of the equity interests in SVBFG to SVBC HoldCo, a newly-formed Delaware corporation (or other business form agreed by the Debtor, Creditors’ Committee, and Required Ad Hoc Senior Noteholder Parties).

NewCo Assets

•  NewCo and its subsidiaries will retain, with the consent of the Required Ad Hoc Senior Noteholder Parties and the reasonable consent of the Creditors’ Committee, all assets not constituting Contributed Assets (the “Retained Debtor Assets”). Solely for illustrative purposes, the Retained Debtor Assets may include:

•  100% of the equity interests in MoffetNathanson;

•  100% of the equity interests in SVBC HoldCo; and

•  the following assets of SVBFG and its subsidiaries:

•  100% of the equity interests in SVB Capital Holdco LLC and SVB Capital Management LLC;

•  100% of the equity interests in SVB Capital Master Servicer, LLC;

•  100% of SVBFG’s equity interests in the general partners of SVB Capital funds;

•  SVBFG’s carried interest held by such entities in SVB Capital funds; and

•  SVBFG’s capital interest in the SVB Capital funds, other than the Transferred LP Interests.

NewCo Capitalization

•  NewCo will:

•  unless otherwise agreed by the Required Ad Hoc Senior Noteholder Parties in connection with a NewCo Transaction, issue debt (the “NewCo Debt”) to the Liquidating Trust in an aggregate principal amount to be agreed by the Debtor, the Creditors’ Committee, and the Required Ad Hoc Senior Noteholder Parties reflecting 70-80% of the total enterprise value of NewCo, or a lesser amount agreed by the Debtor, the Creditors’ Committee, and the Required Ad Hoc Senior Noteholder Parties. The terms and conditions of the documents governing the NewCo Debt (the “NewCo Debt Documents”) shall be acceptable to the Debtor, the Required Ad Hoc Senior Noteholder Parties, and the Creditors’ Committee; and

•  issue 100% of its new common equity interests (the “NewCo Common Stock”) to Holders of Allowed General Unsecured Claims (as defined herein), subject to dilution by a NewCo rights offering, if any.

NewCo Transaction

The Debtor, the Creditors’ Committee, and the Required Ad Hoc Senior Noteholder Parties will continue to work together in good faith to evaluate opportunities to maximize the value of all or some of the assets or equity of NewCo, including through a rights offering, marketing process, private placement, or otherwise (any such transaction, a “NewCo Transaction”). The terms of any such NewCo Transaction will be acceptable to each of the Debtor, the Required Ad Hoc Senior Noteholder Parties, and the Creditors’ Committee.

Tax Attributes	At least one day prior to the Plan Effective Date, the Debtor will abandon its interest in the stock of Silicon Valley Bank (and all entities and arrangements treated as a single entity with or successor(s) to Silicon Valley Bank for U.S. federal income tax purposes) and take a corresponding worthless stock deduction.

Definitive Documents	All Definitive Documents and any other documents that remain the subject of negotiation as of the Agreement Effective Date shall be subject to the rights and obligations set forth in Section 3 of the RSA. Failure to reference such rights and obligations as it relates to any document referenced in this Term Sheet shall not impair such rights and obligations.

TREATMENT OF PREPETITION CLAIMS AND INTERESTS

Each Holder of a Claim or an Interest, as applicable, shall receive, on the Plan Effective Date or as soon as is reasonably practicable thereafter, the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, such Holder’s Claim or Interest, except to the extent different treatment is agreed to by the Debtor and the Holder of such Claim or Interest, as applicable, with the consent of the Required Ad Hoc Senior Noteholder Parties and the Creditors’ Committee.

Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims

N/A	Administrative Claims	Each Holder of an Allowed Administrative Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	N/A

N/A	Priority Tax Claims	Each Holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

Classified Claims and Interests

Class 1	Secured Claims	Each Holder of an Allowed Secured Claim shall receive, at the Debtor’s option (with the consent of the Required Ad Hoc Senior Noteholder Parties and the Creditor’s Committee): (a) payment in full in cash; (b) the collateral securing its Allowed Secured Claim; (c) reinstatement of its Allowed Secured Claim; or (d) such other treatment rendering its Allowed Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept

Class 2	Other Priority Claims	Each Holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	Unimpaired / Deemed to Accept

Class 3	General Unsecured Claims

Each Holder of an Allowed General Unsecured Claim shall receive its pro rata share of:

•  100% of the NewCo Common Stock;

•  100% of the Class A Trust Units; and

•  Cash sufficient to satisfy the Senior Note Trustee Expenses, to the extent not otherwise paid by the Debtor.

provided that the Plan will provide Holders of Allowed General Unsecured Claims with the ability to elect to receive cash in lieu of the foregoing distributions in an amount and on terms to be agreed to by the Debtor, the Creditors’ Committee, and the Required Ad Hoc Senior Noteholder Parties (the “GUC Cash-Out”).

Impaired / Entitled to Vote

Class 4	Subordinated Note Claims	Each Holder of an Allowed Subordinated Note Claim shall receive (i) its pro rata share of 100% of the Class B Trust Units and (ii) cash sufficient to satisfy the Subordinated Note Trustee Expenses, to the extent not otherwise paid by the Debtor.	Impaired / Entitled to Vote

Class 5	Preferred Equity Interests	Each Holder of an Allowed Preferred Equity Interest shall receive its pro rata share of 100% of the Class C Trust Units.	Impaired / Entitled to Vote

Class 6	Common Equity Interests	All Common Equity Interests shall be cancelled, released, discharged, and extinguished and will be of no further force or effect, and Holders of such Interests shall not receive or retain any distribution, property, or other value on account of such Interests.	Impaired / Deemed to Reject

Class 7	Section 510(b) Claims	All Section 510(b) Claims shall be cancelled, released, discharged, and extinguished and will be of no further force or effect, and Holders of Section 510(b) Claims shall not receive or retain any distribution, property, or other value on account of such Section 510(b) Claims.	Impaired / Deemed to Reject

Class 8	Intercompany Claims / Intercompany Interests	Each Intercompany Claim and Intercompany Interest shall be (a) cancelled, released, and discharged, (b) reinstated, (c) converted to equity, or (d) otherwise set off, settled, or distributed, in each case at the option of the Debtor with the consent of the Required Ad Hoc Senior Noteholder Parties and the Creditors’ Committee.	Unimpaired / Deemed to Accept, or Impaired / Deemed to Reject, as Applicable

GENERAL PROVISIONS REGARDING THE PLAN

Subordination	The classification and treatment of Claims under the Plan shall settle and compromise the respective contractual, legal, and equitable subordination rights of the Holders of such Claims and any other rights impacting relative lien priority and/or priority in right of payment, and any such rights shall be released pursuant to the Plan.

Restructuring Transactions	The Confirmation Order shall authorize and ratify, among other things, all actions as may be necessary or appropriate, consistent with the RSA, to effect any Restructuring Transaction or settlement described in, approved by, contemplated by, or necessary to effectuate the Plan. On the Plan Effective Date, the Debtor, NewCo, and the Liquidating Trust, as applicable, shall issue all securities, notes, instruments, certificates, New Governance Documents (as defined herein), and other documents required to be issued pursuant to the Restructuring.

Cancellation of Notes, Instruments, Certificates, and Other Documents	Except for evidencing a right to distribution under the Plan, and except as otherwise provided in this Term Sheet, the RSA, the Plan, or the other Definitive Documents, as applicable, on the Plan Effective Date, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements, note purchase agreements, and indentures, shall be canceled, and the Debtor’s obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Vesting of Assets	On and after the Plan Effective Date all property of the Debtor, wherever located, including all claims, rights, and Causes of Action, and any property, wherever located, acquired by the Debtor under or in connection with the Plan, shall vest in, as applicable, NewCo and the Liquidating Trust, on the terms of and subject to the conditions set forth in the Plan, this Term Sheet, and the Definitive Documents, and in each case free and clear of all Claims, liens, charges, other encumbrances, and Interests.

Retention of Jurisdiction	The Bankruptcy Court shall retain jurisdiction for usual and customary matters.

Releases and Exculpation	The Plan shall include release and exculpation provisions to be agreed by the Required Ad Hoc Senior Noteholder Parties and the Creditors’ Committee. For the avoidance of doubt, (i) the Plan shall not release or exculpate any Retained Causes of Action, and (ii) the Debtor’s Related Parties shall not be granted releases pursuant to the Plan; provided that, with the consent of the Creditors’ Committee and the Required Ad Hoc Senior Noteholder Parties, certain enumerated parties that are the Debtor’s Related Parties may be granted releases under the Plan.

Discharge and Injunction	The Plan will contain customary discharge and injunction provisions.

Executory Contracts and Unexpired Leases

Executory contracts and unexpired leases that are not assumed as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed rejected pursuant to section 365 of the Bankruptcy Code. The Debtor, the Required Ad Hoc Senior Noteholder Parties, and the Creditors’ Committee will work together in good faith to determine which executory contracts and unexpired leases shall be assumed, assumed and assigned, or rejected in the Chapter 11 Case.

Claims arising from the rejection of the Debtor’s executory contracts and unexpired leases shall be classified as General Unsecured Claims.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

Conditions Precedent to the Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the satisfaction of conditions precedent (the “Conditions Precedent to the Plan Effective Date”), including the following:

(a)   The RSA shall have been executed, shall not have been terminated, and shall remain in full force and effect, and no event or occurrence shall have occurred that, with the passage of time or the giving of notice, would give rise to the right of the Required Ad Hoc Senior Noteholder Parties or the Creditors’ Committee to terminate the RSA.

(b)   The Debtor shall have implemented the Restructuring Transactions and all transactions contemplated in the RSA (subject to, and in accordance with, the consent rights set forth therein) and the Plan.

(c)   All Professional Fees and Expenses shall have been paid in full in cash in accordance with the terms and conditions set forth in the RSA.

(d)   All professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall be paid in full or amounts sufficient to pay such fees and expenses in full after the Plan Effective Date shall be placed in a professional fee escrow account as set forth in, and in accordance with, the Plan.

(e)   All Claims asserted by the Internal Revenue Service shall have been resolved in a manner acceptable to the Required Ad Hoc Senior Noteholder Parties and the Creditors’ Committee or estimated by the Bankruptcy Court for the purpose of Plan distributions at an amount acceptable to the Required Ad Hoc Senior Noteholder Parties and the Creditors’ Committee.

(f)   The Debtor shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan.

(g)   All documents contemplated by the RSA to be executed and delivered on or before the Plan Effective Date shall have been executed and delivered.

(h)   The final version of each of the Plan, the Definitive Documents, and all documents contained in any supplement to the Plan (including the Plan Supplement), including in each case all of the schedules, documents, and exhibits contained therein, shall have been filed in a manner consistent in all material respects with the RSA, this Term Sheet, and the Plan.

(i) The Confirmation Order shall have become a final and non-appealable order, which shall not have been stayed, reversed, vacated, amended, supplemented, or otherwise modified.

Waiver of Conditions Precedent to Plan Effective Date	The Debtor, solely with the prior written consent of the Required Ad Hoc Senior Noteholder Parties and the Creditor’s Committee, may waive any one or more of the Conditions Precedent to the Plan Effective Date.

Exemption from SEC Registration

The issuance of all securities under the Definitive Documents will be exempt from SEC registration under section 1145 of the Bankruptcy Code (the “Section 1145 Exemption”) to the fullest extent permissible.

If the Section 1145 Exemption is not available, such securities are expected to be issued in reliance upon the exemptions provided by section 4(a)(2) of the Securities Act (or another applicable exemption under the Securities Act).

Retained Causes of Action

NewCo or the Liquidating Trust, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than those that the Debtor releases pursuant to release and exculpation provisions acceptable to the Required Ad Hoc Senior Noteholder Parties and the Creditor’s Committee (the “Retained Causes of Action”).

Notwithstanding anything herein to the contrary, NewCo or the Liquidating Trust shall retain the Debtor’s right to commence and pursue (a) the FDIC Claims, (b) any Debtor Related Party Claims to the extent not released under the Plan, and (c) any claims or Causes of Action the Debtor may have against FCB.

Tax Structuring	The parties will work together in good faith and will use commercially reasonable efforts to structure and implement the Restructuring in a tax-efficient and cost-effective manner (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes) for the Debtor and NewCo, as applicable. The final tax structuring of the Restructuring and each Restructuring Transaction, including without limitation in respect of the formation of, capitalization of, and distribution of assets between NewCo and the Liquidating Trust, shall be acceptable to the Required Ad Hoc Senior Noteholder Parties and the Creditors’ Committee.

Governance

The board of trustees of the Liquidating Trust and, in the absence of any NewCo Transaction, the board of directors of NewCo (the “NewCo Board”) shall each be appointed by the Required Ad Hoc Senior Noteholder Parties, in a manner reasonably acceptable to the Creditors’ Committee.

Corporate governance for NewCo and the Liquidating Trust, including charters, bylaws, liquidating trust agreement, operating agreements, or other organizational documents (the “New Governance Documents”), as applicable, shall be consistent with this Term Sheet and the consent rights set forth in the RSA, and shall in any event be acceptable to the Required Ad Hoc Senior Noteholder Parties and reasonably acceptable to the Creditors’ Committee.

Professional Fees and Expenses	The Plan shall provide for payment in full in cash of (a) all Professional Fees and Expenses, (b) all Senior Note Trustee Expenses, and (c) all Subordinated Note Trustee Expenses, and Claims in respect of such amounts shall be deemed to be Allowed Administrative Claims for all purposes hereunder.

Employment and Indemnification Obligations	The Debtor’s post-Plan Effective Date employment and assumption of any indemnification agreements of current and former officers, directors, and employees is to be determined with the consent of the Required Ad Hoc Senior Noteholder Parties and the Creditors’ Committee.

EXHIBIT A

CERTAIN DEFINITIONS

2025 Senior Notes	The 3.500% Senior Notes due 2025 issued by the Debtor pursuant to the Senior Notes Indenture.

2026 Senior Notes	The 1.800% Senior Notes due 2026 issued by the Debtor pursuant to the Senior Notes Indenture.

2028 Senior Notes	The 2.100% Senior Notes due 2028 issued by the Debtor pursuant to the Senior Notes Indenture.

2028 Senior Fixed Rate/Floating Rate Notes	The 4.345% Senior Fixed Rate/Floating Rate Notes due 2028 issued by the Debtor pursuant to the Senior Notes Indenture, as supplemented by the Senior Notes Supplemental Indenture.

2030 Senior Notes	The 3.125% Senior Notes due 2030 issued by the Debtor pursuant to the Senior Notes Indenture.

2031 Senior Notes	The 1.800% Senior Notes due 2031 issued by the Debtor pursuant to the Senior Notes Indenture.

2033 Senior Fixed Rate/Floating Rate Notes	The 4.570% Senior Fixed Rate/Floating Rate Notes due 2033 issued by the Debtor pursuant to the Senior Notes Indenture, as supplemented by the Senior Notes Supplemental Indenture.

Administrative Claim	A Claim for the costs and expenses of administering the Chapter 11 Case pursuant to section 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including for the avoidance of doubt all Allowed Professional Claims.

Ad Hoc Group of Senior Noteholders	The ad hoc group of Holders of Senior Note Claims represented by Davis Polk & Wardwell LLP.

Agreement Effective Date	As defined in the preamble hereof.

Allowed	With reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Plan Effective Date (i) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed prior to the Plan Effective Date, or (ii) as to which any objection has been determined by a final order of the Bankruptcy Court to the extent such objection is determined in favor of the respective Holder, (b) any Claim or Interest that is compromised, settled, or otherwise resolved, (c) any Claim or Interest as to which the liability of the Debtor and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court, or (d) any Claim or Interest expressly allowed hereunder; provided that (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 thereof, to the extent applicable, and (y) NewCo and the Liquidating Trust, as applicable, shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise unimpaired pursuant to the Plan.

Bankruptcy Code	Title 11 of the United States Code, as amended.

Bankruptcy Court	As defined in this Term Sheet.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure, as amended.

Boston Private	Boston Private Financial Holdings, Inc.

Business Day	Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

Cause of Action	Any claim, action, class action, claim, cross-claim, counterclaim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, rights of subrogation, reimbursement, guaranty, suit, obligation, liability, debt, damager, judgment, loss, cost, attorneys’ fees and expenses, account, defense, remedy, offset, power, privileges, license, or franchise, in each case, of any kind, character, or nature whatsoever, asserted or unasserted, accrued or unaccrued, known or unknown, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, allowable or disallowable, assertible directly or indirectly (including, without limitation, under alter ego theories), in rem, quasi in rem, in personam, or otherwise, whether arising before, on, or after the Petition Date, arising under federal or state statutory or common law or any other applicable Law, in contract or in tort, at law, in equity, or pursuant to any other theory or principle of law. For the avoidance of doubt, Causes of Action include (i) any right of setoff, counterclaim, or recoupment and any Cause of Action for breach of contract or for breach of duty imposed by law or in equity, (ii) the right to object to or otherwise contest Claims or Interests, (iii) any Cause of Action pursuant to section 362 or chapter 5 of the Bankruptcy Code, (iv) any claim or defense, including fraud, mistake, duress, and usury and any other defense set forth in section 558 of the Bankruptcy Code, and (v) any claim under any state or foreign law, including for the recovery of any fraudulent transfer or similar theory.

Chapter 11 Case	As defined in this Term Sheet.

Claim	Any claim, as defined in section 101(5) of the Bankruptcy Code, against the Debtor.

Class A Trust Units	As defined in this Term Sheet.

Class B Trust Units	As defined in this Term Sheet.

Class C Trust Units	As defined in this Term Sheet.

Common Equity Interests	All Interests in the Debtor other than the Preferred Equity Interests and Intercompany Interests.

Conditions Precedent to the Plan Effective Date	As defined in this Term Sheet.

Confirmation	Entry of the Confirmation Order on the docket of the Chapter 11 Case.

Confirmation Date	The date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case, within the meaning of Bankruptcy Rules 5003 and 9021.

Confirmation Hearing	The hearing or hearings before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtor seeks entry of the Confirmation Order.

Confirmation Order	The order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

Consenting Noteholders	Holders of Senior Notes that are party to the RSA.

Contributed Assets	As defined in this Term Sheet.

Creditors’ Committee	The official committee of unsecured creditors appointed by the Office of the United States Trustee in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.

Debtor	As defined in the preamble hereof.

Debtor F Reorganization	As defined in this Term Sheet.

Debtor Related Party Claims	Any claims or Causes of Action the Debtor or any of its subsidiaries may have, whether arising prior to, on, or after the Petition Date, against any of its or their Related Parties.

Definitive Documents	Has the meaning ascribed to such term in the RSA.

Disclosure Statement	The disclosure statement with respect to the Plan.

Disclosure Statement Order	An order of the Bankruptcy Court approving the Disclosure Statement as containing “adequate information” under section 1125 of the Bankruptcy Code and authorizing solicitation of the Plan.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Exculpated Parties[4]	[•].

FCB	First Citizens Bank & Trust Company.

[4]	[Note to Draft: To include the Creditors’ Committee, its members, the Ad Hoc Group of Senior Noteholders, and their respective professional advisors.]

FDIC Claims	All claims against the FDIC, FDIC-R1, FDIC-R2, and FDIC-C, including (x) claims asserted in the proofs of claim filed with FDIC-R1 and FDIC-R2, (y) claims asserted in the complaint filed in that certain adversary proceeding commenced as case number 23-01137 (MG) before the Bankruptcy Court and currently pending before the United States District Court for the Southern District of New York, and (z) claims asserted in the complaint filed by the Debtor in the United States District Court for the Northern District of California on or about December 19, 2023, in each case including claims for interest, penalties, fees, and expenses.

FDIC-C	The Federal Deposit Insurance Corporation, acting in its corporate capacity.

FDIC-R1	The Federal Deposit Insurance Corporation, acting in its capacity as receiver for Silicon Valley Bank.

FDIC-R2	The Federal Deposit Insurance Corporation, acting in its capacity as receiver for Silicon Valley Bridge Bank, N.A.

General Unsecured Claim

Any unsecured Claim against the Debtor that is not: (a) paid in full prior to the Plan Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Claim; (c) a Professional Fee Claim; (d) a Priority Tax Claim; (e) a Secured Claim; (f) an Other Priority Claim; (g) a Subordinated Note Claim; (h) an Intercompany Claim; (i) a Section 510(b) Claim; or (i) any other Claim that is subordinated or entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

For the avoidance of doubt, all Senior Note Claims shall be deemed to be Allowed General Unsecured Claims, and Preferred Equity Interests are not General Unsecured Claims.

Governmental Unit	As defined in section 101(27) of the Bankruptcy Code.

GUC Cash-Out	As defined in this Term Sheet.

Holder	An Entity holding a Claim or an Interest, as applicable.

Intercompany Claim	Any Claim held by the Debtor or an Affiliate of the Debtor against the Debtor or an Affiliate of the Debtor.

Intercompany Interest	Any Interest held by the Debtor or an Affiliate of the Debtor in the Debtor or an Affiliate of the Debtor.

Interest	Any equity security (as defined in section 101(16) of the Bankruptcy Code) in the Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in the Debtor.

Law	Any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, treaty, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

Liquidating Trust	As defined in this Term Sheet.

MoffetNathanson	As defined in this Term Sheet.

NewCo Board	As defined in this Term Sheet.

New Governance Documents	As defined in this Term Sheet.

NewCo Common Stock	As defined in this Term Sheet.

NewCo Debt	As defined in this Term Sheet.

NewCo Debt Documents	As defined in this Term Sheet.

NewCo Transaction	As defined in this Term Sheet.

Other Priority Claim	Any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Petition Date	The date of the commencement of the Chapter 11 Case.

Plan	As defined in this Term Sheet.

Plan Effective Date	The date that is the first Business Day after the Confirmation Date on which all Conditions Precedent to the Plan Effective Date have been satisfied or waived in accordance with the Plan, this Term Sheet, and the Definitive Documents.

Plan Supplement	Any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtor prior to the Confirmation Hearing, with additional documents filed with the Bankruptcy Court prior to the Plan Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions and be subject to the consent rights set forth in the RSA and this Term Sheet, as applicable.

Preferred Equity	The Series A Preferred Equity, Series B Preferred Equity, Series C Preferred Equity, Series D Preferred Equity, and Series E Preferred Equity.

Preferred Equity Interest	Any Interest on account of the Preferred Equity.

Priority Claim	Any Priority Tax Claim, Other Priority Claim, or other Claim entitled to priority under the Bankruptcy Code or order of the Bankruptcy Court.

Priority Tax Claim	Any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Professional Claim	Any Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

Professional Fees and Expenses	The prepetition and postpetition reasonable and documented fees and expenses of (a) the Senior Noteholder Professionals (including such fees and expenses of Davis Polk & Wardwell LLP, PJT Partners LP and Seward & Kissel LLP) and (b) professionals of the Subordinated Note Trustees (including the fees and expenses of Pryor Cashman LLP).

Related Parties	With respect to an Entity, and in each case solely in its capacity as such, (a) each such Entity’s predecessors, successors, assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, board members, directors, principals, agents, independent contractors, members, partners (general or limited), managers, employees, subcontractors, advisory board members, financial advisors, attorneys and legal representatives, accountants, investment bankers, consultants, fund advisors, trusts, trustees, beneficiaries, investment committee members, affiliated investment funds or investment vehicles, participants, management companies, direct or indirect owners and/or equityholders, investment or fund advisors, representatives, and other professionals and advisors and any such Entity’s respective heirs, executors, estates, and nominees, and (b) the Related Parties of each of the foregoing.

Required Ad Hoc Senior Noteholder Parties	At any time, Consenting Noteholders that are members of the Ad Hoc Group of Senior Noteholders holding greater than 50% in amount of Senior Notes held by all Consenting Noteholders that are members of the Ad Hoc Group of Senior Noteholders at such time.

Restructuring	As defined in the preamble hereof.

Restructuring Transactions	As defined in the preamble hereof.

Retained Causes of Action	As defined in this Term Sheet.

Retained Debtor Assets	As defined in this Term Sheet.

RSA	As defined in the preamble hereof.

SEC	The Securities and Exchange Commission.

Section 1145 Exemption	The exemption from the requirement to register issued securities under the Securities Act and any other applicable Law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in a security established pursuant to section 1145 of the Bankruptcy Code.

Section 510(b) Claim	Any Claim against the Debtor subject to subordination under section 510(b) of the Bankruptcy Code.

Secured Claim	A Claim that is: (a) secured by a lien on property in which the Debtor has an interest, which lien is valid, perfected, and enforceable pursuant to applicable Law or am order of the Bankruptcy Court, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed hereunder or by separate order of the Bankruptcy Court as a secured Claim.

Securities Act	The Securities Act of 1933, as amended.

Senior Note Claim	Any Claim on account of the Senior Notes.

Senior Note Trustee Expenses	The reasonable and documented compensation, fees, expenses, disbursements, and claims for indemnity, subrogation, and contribution incurred or owed to the Senior Notes Trustee, whether prior to or after the Petition Date, in each case under the Senior Notes Indenture and/or the Senior Notes Supplemental Indenture, as applicable.

Senior Noteholder Professionals	The professionals of (i) the Senior Notes Trustee (including Seward & Kissel LLP) and (ii) the Ad Hoc Group of Senior Noteholders (including Davis Polk & Wardwell LLP and PJT Partners LP).

Senior Notes	The 2025 Senior Notes, 2026 Senior Notes, 2028 Senior Notes, 2028 Senior Fixed Rate/Floating Rate Notes, 2030 Senior Notes, 2031 Senior Notes, and 2033 Senior Fixed Rate/Floating Rate Notes.

Senior Notes Indenture	That certain Indenture, dated as of September 20, 2010 (as may be modified, supplemented, or amended), by and between the Debtor and the Senior Notes Trustee.

Senior Notes Supplemental Indenture	That certain First Supplemental Indenture, dated as of April 28, 2022, by and between the Debtor and the Senior Notes Trustee.

Senior Notes Trustee	U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), in its capacity as trustee under the Senior Notes Indenture and Senior Notes Supplemental Indenture, and any predecessor or successor thereto.

Series A Preferred Equity	The 5.250% Non-Cumulative Perpetual Series A Preferred Stock issued by the Debtor on December 9, 2019.

Series B Preferred Equity	The 4.100% Non-Cumulative Perpetual Series B Preferred Stock issued by the Debtor on February 2, 2021.

Series C Preferred Equity	The 4.000% Non-Cumulative Perpetual Series C Preferred Stock issued by the Debtor on May 13, 2021.

Series D Preferred Equity	The 4.250% Non-Cumulative Perpetual Series D Preferred Stock issued by the Debtor on October 28, 2021.

Series E Preferred Equity	The 4.700% Non-Cumulative Perpetual Series E Preferred Stock issued by the Debtor on October 28, 2021.

Subordinated Note Claim	Any Claim on account of the Subordinated Notes.

Subordinated Note Indentures	The Trust I Indenture, Trust I First Supplemental Indenture, Trust II Indenture, and Trust II First Supplemental Indenture.

Subordinated Note Trustees	The Trust I Trustee and Trust II Trustee.

Subordinated Note Trustee Expenses	The reasonable and documented compensation, fees, expenses, disbursements, and claims for indemnity, subrogation, and contribution incurred or owed to the Subordinated Note Trustees, whether prior to or after the Petition Date, in each case under the Subordinated Note Indentures.

Subordinated Notes	The Trust I Preferred Securities and Trust II Preferred Securities.

SVB Capital	The personnel and funds that comprise the Debtor’s venture capital and credit investment business.

SVBFG	As defined in the preamble hereof.

Term Sheet	As defined in the preamble hereof.

Transferred LP Interests	As defined in this Term Sheet.

Trust I First Supplemental Indenture	That certain First Supplemental Indenture, dated as of July 1, 2021, by and among Boston Private, the Debtor, and the Trust I Trustee.

Trust I Indenture	That certain Indenture, dated as of October 12, 2004, by and between Boston Private and SunTrust Bank, as debenture trustee.

Trust I Preferred Securities	The junior subordinated convertible debentures due 2034 issued pursuant to the Trust I Indenture, as supplemented by the Trust I First Supplemental Indenture.

Trust I Trustee	U.S. Bank, National Association (as successor-in-interest to SunTrust Bank), as debenture trustee under the Trust I Indenture (as supplemented by the Trust I First Supplemental Indenture), and any predecessor or successor thereto.

Trust II First Supplemental Indenture	That certain First Supplemental Indenture, dated as of July 1, 2021, by and among Boston Private, the Debtor, and the Trust II Trustee.

Trust II Indenture	That certain Indenture, dated as of September 27, 2005, by and between Boston Private and the Trust II Trustee.

Trust II Preferred Securities	The fixed/floating rate junior subordinated debt securities due 2035 issued pursuant to the Trust II Indenture, as supplemented by the Trust II First Supplemental Indenture.

Trust II Trustee	Wilmington Trust Company, as trustee under the Trust II Indenture (as supplemented by the Trust II First Supplemental Indenture), and any predecessor or successor thereto.

Exhibit B

Form of Transfer Agreement

TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [•] (the “Agreement”),1 by and among the Debtor and the Supporting Parties, including the transferor to the Transferee of any Claims (each such transferor, a “Transferor”), agrees to be bound by the terms and conditions of the Agreement to the extent the Transferor was thereby bound, and shall be deemed a Supporting Ad Hoc Group of Senior Noteholder Member or a Supporting Creditor, as applicable, under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed in this transfer agreement.

Date Executed:

Name:
Title:

Notice Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Senior Notes

3.500% Senior Notes due 2025: $___________________

1.800% Senior Notes due 2026: $___________________

2.100% Senior Notes due 2028: $___________________

3.125% Senior Notes due 2030: $___________________

1.800% Senior Notes due 2031: $___________________

4.345% Senior Fixed/Floating Rate Notes due 2028: $______________

4.570% Senior Fixed/Floating Rate Notes due 2033: $______________

Total: $_____________________

Liquidation Preferences of Preferred Equity	Series A: $___________________ Series B: $___________________ Series C: $___________________ Series D: $___________________ Series E: $___________________ Total: $_____________________

[1]	Capitalized terms not used but not otherwise defined in this Transfer Agreement shall have the meanings ascribed to such terms in the Agreement.

Exhibit C

Form of Joinder

JOINDER

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [•] (the “Agreement”),1 by and among the Debtor and the Supporting Parties, agrees to be bound by the terms and conditions thereof to the extent the other Supporting Creditors are thereby bound, and shall be deemed a Supporting Ad Hoc Group of Senior Noteholder Member or a Supporting Creditor, as applicable, under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this Joinder and any further date specified in the Agreement.

Date Executed:

Name:
Title:

Notice Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Senior Notes

3.500% Senior Notes due 2025: $___________________

1.800% Senior Notes due 2026: $___________________

2.100% Senior Notes due 2028: $___________________

3.125% Senior Notes due 2030: $___________________

1.800% Senior Notes due 2031: $___________________

4.345% Senior Fixed/Floating Rate Notes due 2028: $______________

4.570% Senior Fixed/Floating Rate Notes due 2033: $______________

Total: $_____________________

Liquidation Preferences of Preferred Equity	Series A: $___________________ Series B: $___________________ Series C: $___________________ Series D: $___________________ Series E: $___________________ Total: $_____________________

[1]	Capitalized terms not used but not otherwise defined in this Joinder shall have the meanings ascribed to such terms in the Agreement.